OMB Number 3235-0287
                                                    Expires: September 30, 1998


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             / / Check this box if no longer subject to Section 16.
                 Form 4 or Form 5 obligations may continue. See
                                Instruction 1(b).

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person (If the form is filed by more than one reporting person, see Instruction 4(b)(v).)

          Stoltzfus,                   William                     A., Jr.

         (Last)                        (First)                      (Middle)

          135 East 57th Street
                                      (Street)

          New York                      NY                            10022

         (City)                        (State)                        (Zip)



2.       Issuer Name and Ticker or Trading Symbol

          Ampex Corporation (AXC)


3.       IRS or Social Security Number of Reporting Person
         (Voluntary)



4.       Statement for
         (Month/Year)
               6/99

5.       If Amendment, Date of Original
         (Month/Year)


6.       Relationship of Reporting Persons to Issuer
                           (Check all applicable)

           X     Director                            ______      10% Owner
         ------
         _______ Officer (give title below)          ______      Other (specify
                                                                        below)

7.       Individual or Joint/Group filing (Check Applicable Line)

            X    Form filed by One Reporting Person
          ------
          ______ Form filed by More than One Reporting Person

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               TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of     2. Trans-       3. Trans-      4. Securities Acquired (A)    5. Amount of     6. Ownership    7.  Nature of
   Security        action          action         or Disposed of (D)            Securities       Form:           Indirect
   (Instr.3)       Date            Code           (Instr.3, 4 and 5)            Beneficial       Direct (D)      Beneficial
                   (Month          (Instr.8)                                    ly Owned         or              Ownership
                   /Date/Year)                                                  at End of        Indirect
                                                                                Month            (I)             (Instr. 4)

                                                                                (Inst. 3         (Instr. 4)
                                                                                and 4)
                                 --------------------------------------------------------------------------------------------------
                                 Code  V        Amount   (A) or  (D) Price
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                                                                                  (Over)
                                                                                   SEC 1474 (7-97)



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FORM 4 (Continued)


                            TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.  Title of     2.    Conver-      3.  Trans-        4. Transaction      5.    Number of Deriv-      6.    Date Exercisable and
    Derivative         sion or          action           Code                   ative Securities            Expiration Date
    Security           Exercise         Date                                    Acquired (A) or             (Month/Day/Year)
    (Instr.3)          Price of                          (Instr. 8)             Disposed of (D)
                       Deri-        (Month/Day/Year)
                       vative                                                     (Instr. 3, 4,
                       Security                                                   and 5)
                                                      -----------------------------------------------------------------------------
                                                      Code   V                 (A)      (D)               Date Exer-    Expiration
                                                                                                          cisable       Date
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Option to acquire        $3.75          6/18/99        A     V                  10,000                      6/18/99     9/18/00

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






1.  Title of         7.    Title and Amount of     8.    Price of     9. Number of      10.Ownership        11. Nature of
    Derivative             Underlying Security           Derivative      Derivative        Form of Deriva-      Indirect Bene-
    Security                                             Security        Securities        tive Security:       ficial Owner-
    (Instr.3)              (Instr.3 and 4)                               Beneficially      Direct (D) or        ship (Instr.
                                                         (Instr. 5)      Owned at End      Indirect (I)         4)
                                                                         of Month          (Instr. 4)
                                                                         (Instr. 4)


                   ---------------------------
                    Title           Amount or
                                    Number of
                                    Shares
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Option to acquire   Class A         10,000               $0                (Note 1)         D
                    Common
                    Stock
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

Explanation of Responses:


Note 1: Non-qualified stock option grant pursuant to Rule 16b-3 under the Ampex Corporation Stock Incentive Plan. The option becomes exercisable on the date of the issuer's 1998 Annual Meeting of Stockholders, and expires fifteen months thereafter.

Note 2: This reporting person does not own any other options having the same exercise price and exercise period.


** Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.                                         /s/William A. Stoltzfus, Jr.           7/8/99
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                            ---------------------------------     --------
                                                                     ** Signature of Reporting Person        Date





Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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